ITEM 11.  EXECUTIVE COMPENSATION

     The three components of the Company's executive officer compensation program are base salary, annual incentive compensation in the form of a cash bonus and long-term incentive compensation in the form of stock options. Executive officers are also entitled to various benefits including participation in the Company's medical, life insurance and long-term disability plans which are generally available to employees of the Company. The Compensation Committee of the Board of Trustees consisting of two outside trustees and the Company's Chairman, is responsible for the evaluation and approval of the compensation of Wedgestone Financial officers.

     The following tabulation gives information with respect to remuneration paid to each of the three highest paid executive officers of Wedgestone and its subsidiaries for the years ended December 31, 1997, 1996, and 1995.

                                 SUMMARY COMPENSATION

                                                                                                            Long-Term
                                                                        Annual Compensation               Compensation
                                                            -------------------------------------------   ------------
                                                 Year       Salary                Bonus        Benefits     Options
                                                 ----       ------                -----        --------     --------
Jeffrey S. Goldstein, President                   1997      $108,500            $  -0-         $  -0-         85,000
 Wedgestone Financial (through July 5, 1997)      1996       175,000               -0-            -0-            -0-
                                                  1995       160,200               -0-            -0-            -0-

David L. Sharp, President                         1997       153,200            80,100         7,200         251,600
  Wedgestone Financial                            1996       126,200            25,000         6,000             -0-
                                                  1995       114,750            34,000         8,712             -0-

Eric H. Lee, Chief Financial Officer              1997       112,500            57,100         7,200         160,000
 Wedgestone Financial                             1996        99,000            25,000         6,000             -0-
                                                  1995        95,000            26,000         8,678             -0-

     The following table shows, for those individuals named in the Summary Compensation table, information concerning stock options granted during the year ended December 31, 1997.

                               OPTION GRANTS IN 1997

                          Options         % of Total        Exercise       Expiration     Potential Realizable Value(2)
                         Granted(1)     Granted in 1997       Price          Date(1)           5%             10%
                         ----------     ---------------       -----          -------           --             ---

Jeffrey S. Goldstein       85,000            10.4%             .31           9/22/02         25,489          31,437
David L. Sharp            251,600            30.9%             .31           9/22/02         75,450          93,055
Eric H. Lee               160,000            19.7%             .31           9/22/02         48,000          59,200

------------------------------
(1) Options indicated were immediately vested at date of grant and become exercisable over a five year period ending September 22, 2002.
(2) Potential Realizable Value at assumed Annual Rates of Stock Price Appreciation for Option terms at rates of 5% and 10% is information mandated by the Securities and Exchange Commission and does not represent the Company's estimate or projection of the future price of its shares of Beneficial Interest.

No executive officer exercised options during 1997. The following table sets forth, for each of the executive officers named in the Summary Compensation Table, the year-end value of unexercised options.


                         AGGREGATED OPTION EXERCISES IN 1997
                              AND YEAR-END OPTION VALUES


                                   Number of            Value of Unexercised
                              Unexercised Options       In-The-Money Options
                                  At Year-End               At-Year-End
                                  -----------               -----------
                       Exercisable    Unexercisable  Exercisable   Unexercisable
                       -----------    -------------  -----------   -------------
Jeffrey S. Goldstein      85,000          -0-        $ 56,950                  0
David L. Sharp           251,600          -0-        $168,572                  0
Eric H. Lee              160,000          -0-        $107,200                  0


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the Compensation Committee of the Board of Trustees of the Company was comprised of John J. Doran, Jeffrey A. Oberg and John C. Shaw. None of the members of the Compensation Committee has ever been an employee or officer of the Company or any of its subsidiaries, with the exception of Mr. Shaw who is the Chairman of the Board but does not receive compensation for acting in such capacity. Mr. Shaw, however, is a significant equity holder in PSG Associates and Resource Holdings Associates, each of which respectively provide financial and advisory services to St. James and Fey, subsidiaries of the Company. In 1997 the Company paid PSG Associates $125,000 in connection with such services to St. James and $60,000 and $120,000 to PFG and Resource Holdings Associates, respectively for such services rendered to Fey. The Company will pay PSG Associates $125,000 for financial and advisory services rendered to St. James for the current year and $60,000 and $120,000 to PFG and Resource Holdings Associates, respectively for such services rendered to Fey. Otherwise, none of the members of the Compensation Committee has any relationship requiring disclosure under any paragraph of Item 404 or in Item 402(j)(3) of Regulation S-K promulgated by the Commission.


            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF TRUSTEES

     The following is the report of the Compensation Committee of the Company (the "Committee") on executive compensation for fiscal 1997.

     COMPENSATION PHILOSOPHY. The Committee believes that it is in the best interests of the shareholders for the Company to attract, maintain and motivate top quality management personnel, especially its executive officers, by offering and maintaining a competitive compensation package that exhibits an appropriate relationship between executive pay and the creation of stockholder value. The general philosophy of the committee is to integrate (i) adequate levels of annual base compensation; (ii) annual cash bonuses and equity awards based on achievement of short-term corporate and individual performance goals, such that executive compensation levels will be higher in years in which performance goals are achieved or exceeded; and (iii) equity awards, to ensure that management has a continuing stake in the long term success of the Company and return of value to its stockholders.